Exhibit 3.1 (ii)

ROSS MILLER	Document Number
Secretary of State	20110006810-79
204 North Carson Street, Ste 1	Filed Date and Time
Carson City, Nevada 89701-4299	01/05/2011 1:00 PM
(775) 684-5708	Entity Number E0528262010-3
Website: www.nvsos.gov
Filed in the office of
/s/ Ross Miller
Secretary of State
State of Nevada

Certificate of Amendment
(PURSUANT TO NRS 78.380)

USE BLACK INK ONLY-DO NOT HIGHLIGHTABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 Before Issuance of Stock)

1.	Name of corporation:

Networking Partners, Inc.

2.	The articles have been amended as follows (article numbers, if available):

Articles Amend to:
Article number 3: 75,000 authorized shares at no par value increases to 13,000,000 authorized shares at .001 par value.

3.
The vote by which the stockholders holding shares in the corporation in the corporation entitling the to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:

4.	Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

5.	Officer Signature (Required): X /s/ Enzo Taddei

* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

Important: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.